Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholder

Nationwide Financial Services, Inc:

We consent to the incorporation by reference in the registration statement (No. 333-132910) on Form S-3 and (No. 333-110628) on Form S-8 of Nationwide Financial Services, Inc. of our reports dated March 2, 2009, with respect to the consolidated balance sheets of Nationwide Financial Services, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of (loss) income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of Nationwide Financial Services, Inc. Our report with respect to the financial statements refers to the Company’s adoption of the American Institute of Certified Public Accountants’ Statement of Position 05-1, Accounting by Insurance Enterprises for Deferred Acquisition Costs in Connection with Modifications or Exchanges of Insurance Contracts, in 2007.

/s/ KPMG LLP
Columbus, Ohio

March 2, 2009